77C

Additional Shareholder Information (unaudited)
Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level on various proposals recently approved by the Fund?s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of
Board Members
and (2) Agreement and Plan of Reorganization.
1. Election of Board Members?
Authority
Nominees                Votes For       Withheld        Abstentions
Elliot J. Berv            353,953,639.810    3,252,029.180      0.000
A. Benton Cocanougher     354,093,436.810    3,112,232.180      0.000
Jane F. Dasher            353,953,639.810    3,252,029.180      0.000
Mark T. Finn              354,093,436.810    3,112,232.180      0.000
Rainer Greeven            354,093,436.810    3,112,232.180      0.000
Stephen Randolph Gross    353,849,939.940    3,355,729.050      0.000
Richard E. Hanson, Jr.    354,093,436.810    3,112,232.180      0.000
Diana R. Harrington       354,093,436.810    3,112,232.180      0.000
Susan M. Heilbron         353,849,939.940    3,355,729.050      0.000
Susan B. Kerley           354,093,436.810    3,112,232.180      0.000
Alan G. Merten            353,989,736.940    3,215,932.050      0.000
R. Richardson Pettit      354,093,436.810    3,112,232.180      0.000
R. Jay Gerken, CFA        353,989,736.940    3,215,932.050      0.000
? Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.

2. Agreement and Plan of Reorganization

Item Voted On
Reorganize as a Series of a
Maryland Business Trust

Votes For	   Votes Against      Abstentions      Broker Non-Votes
351,204,624.070    2,853,431.740      2,806,440.180   341,173.000
On January 29, 2007, a Special Meeting of Shareholders was held to vote at a Fund level
on various proposals recently approved by the Fund?s Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and
broker non-votes as to the following proposal: Revise Fundamental
Investment Policies.
Revise Fundamental Investment Policies.
Broker
			      Votes        Votes
Items Voted On          For         Against        Abstentions      Non-Votes
Borrow Money     99,401,765.000    8,416,340.280     74,505.570        1.000
Underwriting    107,199,806.050      618,299.230     74,505.570        1.000
Lending          99,401,765.000    8,416,340.280     74,505.570        1.000
Issuing Sr Sec  107,199,806.050      618,299.230     74,505.570        1.000
Real Estate     107,199,806.050      618,299.230     74,505.570        1.000
Commodities     107,199,806.050      618,299.230     74,505.570        1.000